UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number 333-131356-02
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                         USAA Auto Owner Trust 2006-3
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            (Exact name of registrant as specified in its charter)

                      919 North Market Street, Suite 700
                      Wilmington, DE 19801 (302) 575-2004
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   5.4047 Class A-1 Asset Backed Notes, 5.47% Class A-2 Asset Backed Notes,
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    5.36% Class A-3 Asset Backed Notes, 5.36% Class A-4 Asset Backed Notes,
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                       5.66% Class B Asset Backed Notes
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii) [ ]

             Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)  [ ]

             Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii) [ ]

             Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6           [X]

             Rule 12h-3(b)(1)(i)  [ ]

  Approximate number of holders of record of record as of January 1, 2007: 91

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 26, 2007                             BY:  /s/ Michael J. Broker
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                                                              Michael J. Broker
                                                              Vice President


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